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                                                                  Exhibit 10.3

[Pizzeria Uno Restaurant & Bar Letterhead]

November 17, 1992

Mr. Aaron D. Spencer
69 Farlow Road
Newton, MA 02159

Re: Lease for 100 Charles Park Road
    West Roxbury, MA

Dear Aaron:

Please refer to the lease between Uno Restaurants, Inc., as Landlord, and Aaron D. Spencer, as Tenant, for the premises at 100 Charles Park Road, West Roxbury, MA. The lease is dated March 30, 1987, and is referred to as the "Lease."

Landlord and Tenant agree to the following amendment of the Lease.

(a) Section 1 of the Lease is amended in that the term of the Lease shall expire on March 29, 1997, and not on March 29, 1992.

(b) Section 2 of the Lease is amended in that from December 1, 1992, through March 29, 1997, the base rent as set forth in Schedule A shall be $36,000 per annum payable in monthly installments of $3,000 per month, and not $30,000 per annum payable in monthly installments of $2,500 per month.

(c) Section 23 of the Lease is amended in that Tenant shall have the right to further extend the term of the Lease for only one and not two additional periods of five years. If this one remaining option to extend is exercised, the five year extension period will commence on March 30, 1997.

The parties agree that the Lease is in full force and effect. The parties reaffirm all of the terms of the Lease except as amended by this letter.

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Please execute this letter in the place provided below in order to indicate your acceptance of its terms.

Very truly yours,

UNO RESTAURANTS, INC.

By: /s/ Gregory Keenan
    ----------------------
    Gregory Keenan, its Vice President

AGREED:

By: /s/ Aaron D. Spencer
    ----------------------
    Aaron D. Spencer